Exhibit 24

AUTHORIZATION AND DESIGNATION TO SIGN AND FILE
SECTION 16 REPORTING FORMS

Each of the undersigned, the holders jointly of more than 10% of the outstanding common stock of U-Swirl, Inc., a Nevada corporation (the "Company"), does hereby authorize and designate Lynnwood R. Moore, Jr. to sign and file on his or her behalf any and all Forms 3, 4, and 5 relating to equity securities of the Company with the Securities and Exchange Commission pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934 ("Section 16"). This authorization, unless earlier revoked in writing, shall be valid until the undersigneds' reporting obligations under Section 16 with respect to equity securities of the Company shall cease. All prior such authorizations are hereby revoked. The undersigned each acknowledges that Lynnwood R. Moore, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16.

IN WITNESS WHEREOF, the undersigned has executed this Authorization and Designation this 15 day of June, 2015.


/s/ Dallas Jones
Dallas Jones


/s/ Robyn Jones
Robyn Jones